Exhibit 10.6

Technology Development Agreement

Project Name:	Smart Ordering and Supply Chain System

Client:	ChainOn Technology (HK) Limited
(Party A)

Service Provider:	On-Chain Cloud Technology (Shenzhen) Co., Ltd
(Party B)

Date: January 3, 2025

In accordance with the “Contract Law of the People’s Republic of China” and relevant legal provisions, the two parties to the contract have reached an agreement through consultation and signed this contract regarding the design, development, maintenance, and other matters (commissioned/cooperative development) of the Smart Ordering and Supply Chain System project (hereinafter referred to as the “Commissioned Project”) (this commissioned project belongs to the commissioned development plan※).

All written forms mentioned in this contract include paper and email formats;

All UI mentioned in this contract refers to the User Interface, which is the design and aesthetic level of the interface we see;

All notices, confirmations, acceptances, etc., mentioned in this contract, unless explicitly agreed otherwise in the contract clauses, include but are not limited to oral, telephone, IM, screenshots, video, written, and email formats;

All achievements mentioned in this contract refer to the developmental products of each stage of the commissioned project submitted by Service Provider - Party B to Party A during the performance of this contract.

Content, Form, and Requirements of the Target Technology:

（1）Rights and Obligations of Party A

1、Party A shall actively communicate with Service Provider - Party B and provide detailed business processes, text, and image materials to facilitate Service Provider - Party B in completing planning, design, and development tasks. Party A assumes legal responsibility for the authenticity and legality of the provided materials. Party A shall provide Service Provider - Party B with the basic materials required to start the commissioned project (such as LOGO source files, business processes, design requirements, and other relevant electronic or paper materials) in written form within [5] working days after signing the contract;

2、When Party A’s cooperation is required in this commissioned project (including but not limited to: interface debugging, business process confirmation, product prototype confirmation, style design confirmation, acceptance, feedback, etc.), Party A must cooperate within [24] hours after receiving Service Provider - Party B’s notice requesting such cooperation;

3、In the event of the situations described in Articles 1 and 2 above, the development schedule of this commissioned project shall be renegotiated by both parties, and shall be subject to the breach of contract clauses in Article 12 of this contract;

4、If the commissioned project involves interface debugging and the interfaces are provided by Party A, Party A shall provide all properly debugged and usable interfaces (including but not limited to interface documentation, number of interfaces, relevant parameters, return values, etc.) to Service Provider - Party B within [10] working days after signing the contract. Service Provider - Party B must provide feedback on all interface testing results in writing to Party A within [10] working days. If the commissioned project is delayed due to Party A’s interface issues, Service Provider - Party B shall not bear any responsibility. If the delay exceeds [5] working days, Service Provider - Party B has the right to decide the specific extension time for the commissioned project based on its own situation and notify Party A in writing. If Party A uses special interface standards, it must raise them with Service Provider - Party B in advance, and execution can only proceed after friendly consultation and consensus between both parties;

5、During the cooperation period between both parties, if Party A requires Service Provider - Party B to handle the UI of the commissioned project, upon Service Provider - Party B’s submission of relevant UI materials for Party A’s acceptance, if Party A is not satisfied, Service Provider - Party B may modify them according to Party A’s requirements. Both parties agree: they will make their best efforts to complete this within the time limit agreed upon in Article 3 of this contract. If an agreement cannot be reached within this period, both parties may continue to negotiate within a reasonable period (“extension period”) following the expiration of the deadline. If an agreement is reached during the extension period, this contract shall continue to be performed, and the expected completion period of the commissioned project shall be extended accordingly;

6、Party A shall pay Service Provider - Party B the fees for the commissioned project in the manner agreed upon in Article 5 of this contract. For the deliverables submitted by Service Provider - Party B for acceptance, Party A shall actively test and cooperate with the acceptance, provide feedback on issues, propose modifications, and fulfill its development assistance obligations;

7、If during the performance of the contract, Party A proposes to suspend the project for its own reasons, Party A shall notify Service Provider - Party B in writing [5] working days in advance. Service Provider - Party B shall suspend the project on the next working day after receiving Party A’s written notice. If Party A needs to restart the project after suspension, Service Provider - Party B shall restart the project within [15] working days after receiving Party A’s written notice. Any delays or losses caused by this are not the responsibility of Service Provider - Party B.

（2）Rights and Obligations of Service Provider - Party B

1、Service Provider - Party B shall carry out the commissioned work in accordance with Appendix I “Commissioned Project Requirement Specification” agreed upon by both parties:

2、During the development of the commissioned project, Service Provider - Party B shall make its best effort to assist in completing any reasonable modification requests made by Party A that fall within the scope of work agreed upon in this contract and its appendices. For any demands or commissions raised by Party A that exceed the scope of work agreed upon in this contract and its appendices, the working hours and fees must be negotiated separately. Upon reaching a consensus, both parties must sign a relevant supplementary agreement in writing to ensure mutual interests;

3、During the cooperation on the commissioned project, any parts that have been confirmed, agreed upon, accepted, or independently used by Party A shall not be modified or redone without Service Provider - Party B’s written consent. If Party A confirms that modifications are needed, working hours and fees must be negotiated separately. Upon reaching an agreement, both parties must sign a relevant supplementary agreement in writing to ensure mutual interests;

4、From the date of signing this contract or [180] working days after receiving the invoice or receipt provided by Service Provider - Party B, if Party A fails to make payment, Service Provider - Party B has the right to unilaterally terminate the contract and reserves the right to hold Party A liable for breach of contract;

5、Service Provider - Party B is obligated to submit phased development results and final development results to Party A for acceptance based on the needs, requirements, and standards agreed upon in Article 3 of this contract. For those failing to meet the above requirements, Service Provider - Party B is obligated to make modifications in accordance with the relevant provisions of this contract;

6、Starting from the date Party A completes the acceptance, Service Provider - Party B shall provide a free [10]-day warranty period for the software. If errors and faults (BUGs) arise due to Service Provider - Party B’s reasons, Service Provider - Party B shall provide free repairs. In the future, if Party A needs Service Provider - Party B to provide product upgrades or add features, matters such as relevant timelines and fees shall be negotiated separately by both parties and confirmed by signing a written agreement.

7、Technical indicators and parameters to be achieved: In the development of the commissioned project, if there are special requirements for technical implementation plans, such as the need to specify programming languages, development tools, operating environments, etc., Party A must propose them to Service Provider - Party B in advance. If not proposed in advance, Service Provider - Party B may choose on its own.

（3）Cooperation, Confirmation, and Acceptance Agreement：

1、During the performance of the contract, Party A shall complete its cooperation obligations within the agreed time limit. The period for fulfilling these obligations shall be deducted from the project duration, and Service Provider - Party B’s development period shall be extended accordingly;

2、If, at Party A’s request, Service Provider - Party B uploads the commissioned project to a third party for review and going online, the third-party review and online period shall not be included in the development period, and the development period shall be extended accordingly. If the commissioned project development is delayed due to reasons during the review and online period, Service Provider - Party B shall not bear liability for delay breach;

3、Both parties shall confirm or accept the receipt, content, and quality of materials, phased results, and final results submitted by the other party according to the explicitly agreed confirmation or acceptance deadlines in this contract (or within a reasonable time limit if no explicit deadline exists); failure to complete confirmation or acceptance, or failure to reply, or failure to reply in the agreed format within the aforementioned period shall be deemed that the submitted items have obtained confirmation or acceptance in all aspects meeting the contract requirements from the confirming or accepting party on the day the deadline expires;

4、If Party A does not propose modification opinions, requirements, or conduct acceptance for the relevant versions within the above-mentioned time, it is deemed that each version has passed Party A’s testing upon the expiration of the agreed time limit, and the commissioned project enters the warranty period.

（5）Research and Development Period of the Commissioned Project：

1、Both parties agree that the research and development period of the commissioned project refers to: the period from the start date of the commissioned project to the expiration date of the acceptance period agreed upon in this contract;

2、To avoid ambiguity, both parties clarify: the start date of the development period agreed upon in this article is an estimated date. If it differs from the actual start date of the commissioned project, the actual commissioned project start date agreed upon by both parties shall prevail.

（6）Research and Development Funds, Remuneration, and Payment or Settlement Methods：

1、Research and development funds refer to the costs required to complete this research and development work;

2、Remuneration refers to the usage fee of the development results of this commissioned project and the scientific research subsidies for research and development personnel.

The research and development funds and remuneration for the commissioned project under this contract total: Hong Kong Dollars [Three Hundred and Fifty Thousand Only (HKD 350,000.00)] (hereinafter referred to as the “Total Development Fee”).

Payment method for the Total Development Fee (invoiced in two installments):

1、First Invoice: Service Provider - Party B shall issue an invoice to Party A for the first phase development fee, amounting to Hong Kong Dollars [Two Hundred and Twenty Thousand Only (HKD 220,000)], and Party A shall make payment upon receipt of the invoice. This amount is an advance payment used to start the first phase of work.

2、Second Invoice: After the completion and confirmation of the first phase, Service Provider - Party B shall issue a second invoice to Party A, amounting to Hong Kong Dollars [One Hundred and Thirty Thousand Only (HKD 130,000)], used to start the second phase and cover all subsequent work until delivery. Party A shall make payment upon receipt of the invoice.

3、For specific details and delivery requirements of the first and second phases, please refer to Appendix I “Commissioned Project Requirement Specification”.

（7）Confidentiality of Technical Information and Data：

Confidential content (including technical information and business information): refers to any information or data provided by the disclosing party (the party disclosing or providing confidential information) to the receiving party (the party receiving confidential information) and explicitly designated as confidential information during the signing and performance of this contract. This includes, but is not limited to: data, charts, texts, engineering drawings, property information, intellectual property rights, trade secrets, technical achievements, business plans and strategies, customer information, design techniques, proprietary technologies, business, product development plans and product prices, software development technologies, as well as details of this cooperation and agreed rights and obligations between the two parties. During the confidentiality period, the receiving party shall not disclose or leak any confidential information provided by the disclosing party to any third party, nor use it for purposes outside of this contract. The receiving party needs to take necessary confidentiality measures, such as signing confidentiality agreements with personnel handling classified information.

1、Scope of personnel handling classified information: Personnel participating in the development of the commissioned project and those who necessarily need to know the confidential content for the purpose of fulfilling this contract, including direct developers, supervisors, legal affairs, financial staff, technical consultants, etc.;

2、Confidentiality period: From the effective date of this contract until one year after the completion of the contract’s performance;

3、Liability for leakage: If the responsibility lies with Service Provider - Party B, Service Provider - Party B shall make compensation based on the actual situation;

4、Service Provider - Party B hereby confirms and promises: Service Provider - Party B shall strictly keep Party A’s trade secrets and shall not unauthorizedly disclose, leak, or use Party A’s trade secrets.

5、The intellectual property rights mentioned herein belong to Party A, subject to Party A paying the full contract amount. Before Party A pays the full amount, the intellectual property rights of the commissioned project belong to Service Provider - Party B (excluding technologies independently developed by Service Provider - Party B);

6、Both Party A and Party B hereby confirm and promise: Confidentiality matters and measures are explicitly agreed upon to ensure the comprehensive implementation of the confidentiality provisions in this agreement;

7、For all documents and materials mutually provided and submitted by both parties under the provisions of this contract, any involving confidentiality shall be based on pre-stated relevant clauses. Furthermore, neither party may disclose the other party’s confidential materials (such as technical data, user information) to a third party without the written consent of the other party;

8、During the cooperation between both parties, Service Provider - Party B shall not disclose any text, image, or other material provided by Party A to any third party in any way without Party A’s written permission.

（8）Assumption of Risk and Liability：

1、Service Provider - Party B guarantees that it holds complete, undisputed, and legal ownership of the intellectual property rights related to the technologies and information utilized in the commissioned project. Any disputes arising from the infringement of a third party’s legitimate rights and interests shall be handled solely by Service Provider - Party B, who shall bear all corresponding liabilities. Service Provider - Party B shall compensate Party A for any losses caused thereby;

（9）Ownership and Sharing of Technical Achievements：

1、Patent application rights, copyright:

Owned by Party A

2、Right to use and transfer technical secrets:

Owned by Party A

（10）Method of Acceptance：

1、If Party A does not raise any Bug issues within the scope of requirements or fails to accept the development results within [10] working days after Service Provider - Party B submits the acceptance deliverables, Service Provider - Party B’s contractual obligations are fully fulfilled;

2、Prior to acceptance, if there are requirements for self-resolving the operating environment deployment needed for the software agreed upon in the contract, Party A must promptly and accurately provide the operating environment support required for the software according to Service Provider - Party B’s needs. Service Provider - Party B shall not bear any responsibility for delays or other issues with the commissioned project caused by Party A independently resolving the operating environment.

（11）Liability for Breach of Contract：

In case of violation of the provisions of this contract, the breaching party shall bear the liability for breach of contract in accordance with the provisions of the “Contract Law of the People’s Republic of China” and relevant legal clauses.

1、If Service Provider - Party B is unable to complete the development on time due to Party A’s reasons, both parties shall negotiate and determine the maintenance extension arrangement, and Party A shall compensate for the extra reasonable costs incurred. If cumulative delays caused by Party A exceed seven working days, Service Provider - Party B has the right to unilaterally terminate this contract;

2、If Service Provider - Party B fails to complete the development according to the contract due to its own reasons, Service Provider - Party B shall bear the actual losses caused to Party A by the breach and reasonably cooperate in resolving the issues;

3、If contract payments are delayed due to Party A’s reasons, Party A shall promptly pay the relevant amounts and reasonably bear the actual losses caused to Service Provider - Party B thereby;

4、During the execution of the contract, if disputes or losses arise due to breach of contract, the breaching party shall compensate the non-breaching party for reasonable expenses incurred, including but not limited to arbitration fees, litigation fees, attorney fees, and travel expenses. Each party shall bear its own loss of profit and other indirect losses, unless expressly informed of the possibility and agreed upon by both parties;

5、If either party fails to fulfill the contract and faces claims from the other party, the specific liability portion should be clarified, and the responsible party must bear all liabilities arising from the breach and compensate the non-breaching party. For loss of profit and other direct or indirect losses (including the possibility of such losses having been mutually disclosed in commercial transactions), each party shall bear its own, and they shall not be mutually liable.

（12）Technical Support and Provision of Materials：

1、After the warranty period ends, if Party A requires Service Provider - Party B to continue providing warranty services, the relevant fees shall be negotiated separately by both parties;

2、After Party A’s acceptance, if product upgrades or feature additions to the commissioned project are required, the relevant fees shall be negotiated separately by both parties;

3、The commissioned project developed by Service Provider - Party B shall guarantee Party A’s normal usage;

4、Service Provider - Party B shall not insert any programs unrelated to the functions of the commissioned project or leave any vulnerabilities that endanger software security in the deliverables provided to Party A.

（13）Contract Notification and Requirement Changes：

1、All notices and confirmations between Party A and Service Provider - Party B due to the execution of this contract or related to this contract must be made in writing using the contact information agreed upon in this contract. Unilateral failure to reply to or confirm notifications and confirmation matters occurring during the commissioned project will be deemed as passive performance of the contract. Failure to reply or confirm within [24] working hours will be regarded by the other party as confirmation of its requests;

2、During the execution of this contract, if either party requests changes to the contract content and the work content agreed upon in the appendices, all change requests must be submitted in writing, specifically as follows:

Any changes by Party A to the commissioned project may result in changes to the scheduled plan, deliverables, or fees. Any delays in the commissioned project and losses caused to Service Provider - Party B due to Party A’s changes are not the responsibility of Service Provider - Party B, and Service Provider - Party B has the right to demand compensation from Party A;

Depending on the scope and complexity of the change requests, Service Provider - Party B shall correspondingly charge additional fees for the work required to implement the changes. The actual working hours and specific fees shall be determined by Service Provider - Party B based on industry quotes, and the estimated expenses shall be notified to Party A in writing, to be executed after Party A’s confirmation;

After reaching a consensus on the change requests raised by Party A, both parties must sign a relevant supplementary agreement in writing to ensure mutual interests.

（14）Dispute Resolution Method：

Disputes arising during the performance of this contract may be resolved through settlement or mediation by both parties. If the parties are unwilling to settle or mediate, or if settlement or mediation fails, the matter shall be resolved by filing a lawsuit in the People’s Court where the contract was signed.

（15）Force Majeure

Force Majeure” refers to events that are beyond the reasonable control of both parties to this contract, unforeseeable, or unavoidable even if foreseen, specifically as follows:

1、The event hinders, affects, or delays either party from fulfilling all or part of its obligations under this contract;

2、The event includes but is not limited to any other similar events caused by third-party factors such as government actions, natural disasters, wars, or telecommunication service interruptions;

3、The party suffering from a force majeure event may temporarily suspend the performance of its obligations under this contract until the impact of the force majeure event is eliminated, without bearing breach of contract liability for this, but shall make its best effort to overcome the event and mitigate its negative impact.

（16）Invalid Contract

If this contract is declared invalid by a People’s Court or other competent authorities due to a violation of laws, administrative regulations, or other relevant provisions by Party A or Service Provider - Party B during performance, the party at fault shall bear the resulting compensation liability; if both parties are at fault, each shall bear its corresponding liability.

（17）Cancellation and Termination of Contract

1、If either party needs to terminate this contract early, it shall notify the other party in writing in advance, and termination can only occur after both parties negotiate and confirm. The termination of the contract should consider the settled fees for completed services, and both parties shall amicably negotiate the fee issue for uncompleted services;

2、If there are major changes in the objective circumstances under which the contract was concluded, making it impossible to continue performing the contract, both parties may negotiate to change the contract content or terminate its performance;

3、If the contract cannot be performed due to force majeure events, the contract may be terminated. The affected party does not need to bear liability for breach of contract, but should promptly notify the other party and take reasonable measures to mitigate losses.

（十八）Miscellaneous：

1、This contract is made in duplicate, with Party A and Service Provider - Party B each holding one copy, both having equal legal validity;

2、Supplementary agreements and written confirmation documents of this contract are inseparable parts of this contract and have equal legal validity as this contract.

Client (Party A)	Name	ChainOn Technology (HK) Limited	Technical contract seal or Company seal
Legal Representative
Address

Service Provider （Party B）	Name	On-Chain Cloud Technology (Shenzhen) Co., Ltd	Technical contract seal or Company seal
Legal Representative
Address

Appendix I 《Commissioned Project Requirement Specification》

Project Name：Smart Ordering and Supply Chain System

1. First Phase Delivery Content

Estimated Delivery Time：January 20, 2025

Project/Service Module	Description
Project Planning and Requirement Analysis	Collect requirements with client-related personnel. Define project workflows, technical specifications, and timelines.

POS System Development	Develop a Point of Sale (POS) system with sales and billing functions. Implement inventory synchronization with backend systems.

Mobile Ordering Application	Build a web ordering application accessible via desktop and mobile browsers. Support customers to place orders, pay, and track orders via the web application.

Inventory and Supply Chain Module	Implement inventory management, including inventory tracking and alert functions. Develop supply chain features, including supplier management and purchase order management.

2. Second Phase Delivery Content

Estimated Delivery Time：February 15, 2025

Project/Service Module	Description
Customer Loyalty System	Provide management tools for points, rewards, and promotional activities.

Management Analysis Dashboard	Develop an admin backend for campaign and marketing management.

Cloud Deployment and System Security	Deploy the system on secure cloud infrastructure. Implement encryption, access control, and backup solutions.

Training and System Delivery	Provide training for administrators and end-users. Deploy the system to the production environment.